UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 28, 2012
(Date of earliest event reported)

OLD DOMINION FREIGHT LINE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-19582	56-0751714
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Old Dominion Way
Thomasville, North Carolina 27360
(Address of principal executive offices)
(Zip Code)

(336) 889-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
On July 5, 2012 and as previously reported on a Current Report on Form 8-K filed by Old Dominion Freight Line, Inc. (the “Company”) on May 17, 2012, Joel B. McCarty, Jr., the Company's Senior Vice President and former General Counsel and Secretary, retired from the Company.

In recognition of Mr. McCarty's service to the Company during 2012, he was granted 1,669 shares of phantom stock on June 28, 2012 subject to the terms, restrictions and other conditions of a stand-alone Phantom Stock Award Agreement (the “Agreement”). Pursuant to the terms of the Agreement, the shares of phantom stock vested on July 5, 2012 (the “Settlement Date”). On the Settlement Date, Mr. McCarty became entitled to receive $44.09 for each share of phantom stock awarded to him pursuant to the Agreement totaling $73,586.21, less any required withholdings (the “Settlement Amount”). This price per share was determined using the three-day average closing price of the Company's common stock on June 29, July 2 and July 3, 2012. The Settlement Amount will be ratably paid in cash to Mr. McCarty over a twenty-four month period, subject to the terms of the Agreement and Internal Revenue Code Section 409A. Under the Agreement, the award is not transferable (including by pledge or hypothecation) other than by will or the laws of intestate succession.

If it is determined that Mr. McCarty has engaged in a Competitive Activity (as such term is defined in the Agreement) at any time on or after the Settlement Date and during the twenty-four month period over which the Settlement Amount is paid, the unpaid Settlement Amount shall be forfeited and he will not be entitled to receive any further payments under the Agreement.

The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the Agreement, the form of which is filed as Exhibit 10.19.8 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No. Description

10.19.8	Form of Phantom Stock Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ John P. Booker, III
John P. Booker, III
Vice President - Controller
(Principal Accounting Officer)
Date: July 5, 2012

Exhibit Index

Exhibit No. Description

10.19.8	Form of Phantom Stock Award Agreement